                                                               EXHIBIT 4-I



CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.


                            STOCK PURCHASE AGREEMENT


                            Dated as of May 9, 1996

                                    between

                          Unimed Pharmaceuticals, Inc.

                                      and

                      BioChem Pharma (International) Inc.

                               TABLE OF CONTENTS

                                                                                         PAGE
1.   DEFINITIONS                                                                            1
     Affiliate                                                                              1
     Closing                                                                                1
     Collaboration Agreement                                                                1
     First Closing                                                                          1
     Governmental Body                                                                      2
     Material Adverse Effect                                                                2
     Notice of Compliance                                                                   2
     Person                                                                                 2
     Registration Rights Agreement                                                          2
     SEC                                                                                    2
     Second Closing                                                                         2
     Securities Act                                                                         2
     Shares                                                                                 2
     Subsidiary                                                                             2

2.   SALE OF SHARES                                                                         3
     2.1                   Sale of Shares                                                   3
     2.2                   Closings                                                         3

3.   CONDITIONS TO AND DELIVERIES AT CLOSINGS                                               3
     3.1 Deliveries                                                                         3
               (a)Company Deliveries at First Closing                                       3
               (b)Company Deliveries at Second Closing                                      4
               (d)Investor Deliveries at Second Closing                                     4
     3.2 Conditions to Investor's Obligations at Closings                                   4
               (a)Delivery                                                                  5
               (b)First Closing as a Condition to Second Closing                            5
               (c)Representations and Warranties True                                       5
               (d)Consents Obtained                                                         5
               (e)No Material Adverse Change                                                5
               (f)Absence of Litigation, Etc                                                5
               (g)Compliance with Collaboration Agreement                                   5
     3.3 Effect of Breach of Warranty or Failure of Condition                               5
     3.4 Conditions to Company's Obligations at Closings                                    6
               (a)Delivery                                                                  6
               (b)First Closing as a Condition to Second Closing                            6



                                                                                         PAGE
         (c)Representations and Warranties True                                             6
         (d)Consents Obtained                                                               6
         (e)Absence of Litigation, Etc                                                      6
         (f)Compliance with Collaboration Agreement                                         6

4.   REPRESENTATIONS AND WARRANTIES                                                         6
     4.1 Representations and Warranties of the Company at Each Closing                      6
         (a)Existence and Power                                                             7
         (b)Subsidiaries                                                                    7
         (c)Authority, Execution, Delivery and Enforceability                               7
         (d)Capital Stock                                                                   7
         (e)Valid Issuance of Shares                                                        7
         (f)No Conflicts                                                                    8
         (g)No Consents Required                                                            8
         (h)Compliance with Laws                                                            8
         (i)SEC Reports                                                                     8
         (j)No Material Adverse Change                                                      9
         (k)Litigation and Adverse Facts                                                    9
         (l)Exemption From Federal and State Securities Laws                                9
         (m)Absence of Default on Material Contracts                                        9
         (n)Broker's Fees                                                                  10
         (o)Registration Rights                                                            10
         (p)Collaboration Agreement                                                        10
     4.2 Representations and Warranties of The Investor                                    10
         (a)Power, Authority and Authorization                                             10
         (b)Purchase Entirely for Own Account                                              10
         (c)Disclosure of Information                                                      10
         (d)Investment Experience                                                          11
         (e)Accredited Investor                                                            11
         (f)Restricted Securities                                                          11
         (g)Further Limitations on Disposition                                             11
         (h)Legends                                                                        12
         (i)Broker's Fees                                                                  12

5.   COVENANTS                                                                             12
     5.1 Maintain Exchange Act Registration and Listing                                    12
     5.2 Perfect Securities Act and Blue Sky Exemptions                                    12
     5.3 Limitation on Other Registration Rights                                           13

6.   MISCELLANEOUS                                                                         13
     6.1 Assignments                                                                       13

                                                                                         PAGE
     6.2 Notices                                                                           13
     6.3 Execution in Counterparts                                                         14
     6.4 Headings                                                                          14
     6.5 Exhibit and Schedule References                                                   14
     6.6 Publicity                                                                         14
     6.7 Binding Effect; Governing Law                                                     15
     6.8 No Third Party Beneficiaries                                                      15
     6.9 Severability                                                                      15
     6.10Submission to Jurisdiction                                                        15



EXHIBITS

Exhibit A - Registration Rights Agreement

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 9th day of May 1996, between UNIMED PHARMACEUTICALS, INC., a Delaware corporation (the "Company") and BIOCHEM PHARMA (INTERNATIONAL) INC., a corporation organized under the laws of Canada (the "Investor")

                                R E C I T A L S:

     WHEREAS, the Company and the Investor intend to enter into an agreement under which the Company will sublicense certain products to the Investor, and the Investor will undertake certain obligations seeking to obtain registration of such products in Canada; and

     WHEREAS, Investor desires to acquire an equity interest in the Company;
and

     WHEREAS, the Company is willing to sell shares of its common stock to the Investor, subject to the terms and conditions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Investor and the Company hereby agree as follows:


                                  ARTICLE 1.
                                 DEFINITIONS

     In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this
Agreement:

     Affiliate shall mean any Person which is directly or indirectly controlled by, controlling, controlled by, or under common control with, that Person.

     Closing means the First (closing or the Second Closing, as the case may be.

     Collaboration Agreement means that certain Collaboration Agreement dated the date hereof, between the Company and the Investor.

     First Closing is defined in Section 2.2.

     Governmental Body means any federal, state, local, foreign or other governmental administrative body, instrumentality, department agency, court, tribunal, administrative hearing body, arbitration panel, commission or other similar dispute-resolving panel or body.

     Material Adverse Effect means, with respect to the Company or any of its Subsidiaries, any material adverse change (after giving effect to the transactions contemplated hereby) in the business, operations, prospects, condition (financial or otherwise), properties or assets of the Company and its Subsidiaries, taken as a whole, when any such material adverse change is taken individually or in the aggregate with all other instances in which the definition of "Material Adverse Effect" is applicable.

     Notice of Compliance means a Notice of Compliance issued by the Canadian Health Protection Branch to Investor or one of its Affiliates with respect to any of the products of the Company sublicensed to the Investor under the Collaboration Agreement.

     Person means an individual, partnership, corporation (including business trust), joint stock company, trust, unincorporated association, financial institution, joint venture or other entity, or a government or any politic&l subdivision or agency thereof

     Registration Rights Agreement shall mean that certain Registration Rights Agreement between the Investor and the Company, in substantially the form of Exhibit A attacher hereto.

     SEC means the Securities and Exchange Commission.

     Second Closing is Refined in Section 2.2.

     Securities Act means the Securities Act of 1933, as amended.

     Shares mean the shares of common stock, par value $0.25 par share, of the Company,

     Subsidiary of any Person means any corporation, partnership, limited liability company or other loyal entity of which more than 50% of the outstanding capital stools or other securities having ordinary voting power to elect a majority of the Board of Directors (or other similar governing body) of such entity (irrespective of whether at the time securities of any other class or classes of such entity shall or might have voting power upon tho occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more of such Person other Subsidiaries or by one or more of such Person's other Subsidiaries.

                                  ARTICLE 2.
                                SALE OF SHARES

     2.1 SALE OF SHARES. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to sell to the Investor, that number of Shares which can be purchased with the sum of four hundred eighty-nine thousand dollars ($489,000) at the First Closing and that number of Shares of the Company which can be purchased with the sum of [XXXXXXXXXXXXX] at the Second Closing. The per Share price at the First Closing shall be equal to one hundred fifteen percent (115%) of the greater of (a.) the average closing sale prices for the Shares for the ten (10) trading days preceding the date of execution of this Agreement or (b.) the closing sale price on the last trading day immediately prior to the date of execution of this Agreement. The per Share price at the Second Closing shall be equal to [XXXXXXXXXXX].

     2.2 CLOSINGS. The "First Closing" shall be the time at which the Investor makes its first purchase of Shares hereunder, which shall occur five (5) days after execution of this Agreement, or on such other date as the Investor and the Company may jointly determine. The "Second Closing" shall be the time at which the Investor purchases the balance of the Shares to be purchased by it hereunder, which shall occur on the day on which is five (5) days after the issuance of a Notice of Compliance, or if such day is not a business day, on the next business day. Each Closing shall take place at the offices of the Company, 2150 East Lake Cook Road, Buffalo Grove, IL at 10:00 am local time on each Closing, or at such other time and place as the Company and Investor mutually agree upon orally or in writing.


                                  ARTICLE 3.

                   CONDITIONS TO AND DELIVERIES AT CLOSINGS

     3.1 DELIVERIES. The parties shall make the following deliveries:

           (a) COMPANY DELIVERIES AT FIRST CLOSING. At the First Closing, the Company shall deliver to the investor the following:

                 (i) Certificates representing the Shares to be issued at the
            First Closing, issued in the name of the Investor;

                 (ii) Fully executed counterparts of the Registration Rights
            Agreement;

                 (iii) Fully executed counterparts of the Collaboration
            Agreement;

                 (iv) A certificate of the Company, signed by the Secretary on behalf of the Company, as to resolutions of the Company, adopting and approving this Agreement and the exhibits hereto, and the transactions contemplated hereby and thereby; and

                 (v) A certificate signed by the Chief Executive Officer and
            Chief Financial Officer of the Company, with respect to the matters set forth in Section 3.2.c.

           (b) COMPANY DELIVERIES AT SECOND CLOSING. At the Second Closing, the Company shall deliver to the Investor the following:

                 (i) Certificates representing the Shares to be issued at the
            Second Closing in the name of the Investor; and

                 (ii) A certificate signed by the Chief Executive Officer and
            Chief Financial Officer of the Company, with respect to the matters set forth in Section 3.2.c.

           (c) INVESTOR DELIVERIES AT FIRST CLOSING. At the First Closing, the Investor shall deliver to the Company the following:

                 (i) Fully executed counterparts of the Registration Rights
            Agreement;

                 (ii) Fully executed counterparts of the Collaboration
            Agreement;

                 (iii) The purchase price for the Shares to be purchased at the
            First Closing, in immediately available funds in U.S. Dollars, in Chicago, Illinois, at a financial institution to be designated by the Company, or by such other method of payment as agreed to by the parties.

           (d) INVESTOR DELIVERIES AT SECOND CLOSING. At the Second Closing, the Investor shall deliver to the Company the purchase price for the Shares to be purchased at the Second Closing, in immediately available funds in U.S. Dollars, in Chicago, Illinois, at a financial institution to be designated by the Company, or by such other method of payment as agreed to by the parties.

     3.2 CONDITIONS TO INVESTOR'S OBLIGATIONS AT CLOSINGS. The obligation of the Investor to consummate the transactions contemplated by each Closing is subject to the satisfaction of each of the following conditions precedent:

           (a) DELIVERY. The Investor shall have received the items required to be delivered by the Company at such Closing.

           (b) FIRST CLOSING AS A CONDITION TO SECOND CLOSING. With respect to the Second Closing, the First Closing shall have occurred.

           (c) REPRESENTATIONS AND WARRANTIES TRUE. (i) The representations and warranties made by the Company herein and in the Registration Rights Agreement shall be true and correct in all material respects on each Closing and (ii) all covenants contained herein and in the Registration Rights Agreement to be performed by the Company prior to each Closing shall have been performed to the reasonable satisfaction of or waived by the Investor.

           (d) CONSENTS OBTAINED. All consents required to be obtained as a condition to each Closing shall have been obtained.

           (e) NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, no event shall have occurred which would have a Material Adverse Effect with respect to the Company or its assets or business.

           (f) ABSENCE OF LITIGATION, ETC. No action, suit, investigation, proceeding or counterclaim of or before any Governmental Authority or other Person is pending or threatened against the Company or the Investor challenging this Agreement or the transactions contemplated hereby or seeking any material damages in connection herewith or any judgment, order or injunction that would restrain, prohibit or impose materially adverse conditions on the stock purchase transactions contemplated hereby.

           (g) COMPLIANCE WITH COLLABORATION AGREEMENT. As a condition to the Investor's obligations at the Second Closing, the Company shall be in compliance with the Collaboration Agreement in all material respects and the Collaboration Agreement shall not have been terminated.

     3.3 EFFECT OF BREACH OF WARRANTY OR FAILURE OF CONDITION. In the event of any breach of representation or warranty by the Company prior to a Closing, of which the Investor has knowledge, or in the event of a failure to satisfy any condition to Investor's obligation to such Closing, Investor shall have the option of waiving such breach or failure of condition and closing the transactions contemplated hereby, or terminating this Agreement. If Investor chooses to terminate this Agreement, the Company shall not have any obligation or liability hereunder (except with respect to the Shares, if any, purchased by the Investor hereunder prior to such termination and any rights under the Registration Rights Agreement with respect thereto.) If the Investor elects to purchase the Shares at such Closing, notwithstanding such breach of warranty or failure of condition, then Investor shall not have any claim against the Company for breach hereunder with respect to the matter so waived with respect to such purchase.

     3.4 CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSINGS. The obligation of the Company to consummate the transactions contemplated by each Closing is subject to the satisfaction of each of the following conditions precedent:

           (a) DELIVERY. The Company shall have received the items required to be delivered by the Investor at such Closing.

           (b) FIRST CLOSING AS A CONDITION TO SECOND CLOSING. With respect to the Second Closing, the First Closing shall have occurred.

           (c) REPRESENTATIONS AND WARRANTIES TRUE. (i) The representations and warranties made by the Investor herein and in the Registration Rights Agreement shall be true and correct in all material respects on each Closing and (ii) all covenants contained herein and in the Registration Rights Agreement to be performed by the Investor prior to each Closing shall have been performed to the reasonable satisfaction of, or waived by, the Company.

           (d) CONSENTS OBTAINED. All consents required to be obtained as a condition to each Closing shall have been obtained.

           (e) ABSENCE OF LITIGATION, ETC. No action. suit, investigation. proceeding or counterclaim of or before any Governmental Authority or other Person is pending or threatened against the Company or the Investor challenging this Agreement or the transactions contemplated hereby or seeking any material damages in connection herewith or any judgment, order or injunction that would restrain, prohibit or impose materially adverse conditions on the transactions contemplated hereby.

           (f) COMPLIANCE WITH COLLABORATION AGREEMENT. As a condition to the Company's obligations at the Second Closing, the Investor shall be in compliance with the Collaboration Agreement in all material respects and the Collaboration Agreement shall not have been terminated.


                                  ARTICLE 4.

                        REPRESENTATIONS AND WARRANTIES


     4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY AT EACH CLOSING. The Company represents and warrants to Investor that on the date hereof and at each
Closing:

           (a) EXISTENCE AND POWER. The Company (i) is a corporation duly formed, validly existing and in good standing in the jurisdiction of its formation, (ii) has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted, except where the failure to do any of the above would not have a Material Adverse Effect and (iii) is duly qualified and authorized to do business and in good standing in all jurisdictions where the failure to do so would have a Material Adverse Effect.

           (b) SUBSIDIARIES. Except as set forth in Schedule 4.1.b, each Subsidiary of the Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of its respective incorporation; and each Subsidiary is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where the failure to so qualify would have a Material Adverse Effect.

           (c) AUTHORITY, EXECUTION, DELIVERY AND ENFORCEABILITY. The Company has the necessary corporate authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated thereby and hereby. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Registration Rights Agreement. This Agreement and the Registration Rights Agreement constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

           (d) CAPITAL STOCK. At March 8, 1996, the capital stock of the Company consisted of 12,000,000 shares of authorized common stock, par value $0.25 per share, of which 8,570,886 shares were duly and validly issued, fully paid and nonassessable. As of such date, the Company had issued options, warrants and convertible securities covering an additional 718,292 shares of common stock, and had reserved for issuance to present and former officers, directors, employees and consultants a total of 1,000,000 shares pursuant to stock option plans (which number of reserved shares under stock option plans includes options issued and which may be issued in the future under such plan.) Except with respect to such options, warrants and convertible securities and antidilution provisions in such options, warrants and convertible securities (including options covering such shares so reserved), the Company had no agreement or commitments to issue any additional shares of common stock or any securities exercisable or exchangeable for any shares of common stock.

           (e) VALID ISSUANCE OF SHARES. The Shares to be issued at each Closing, when issued, sold and delivered in accordance with the provisions of this Agreement, will be duly and validly issued, fully paid and nonassessable.

           (f) NO CONFLICTS. Except as set forth on Schedule 4.1.f, neither the execution, delivery or performance by the Company of this Agreement and the Registration Rights Agreement nor the compliance by the Company with any of its obligations hereunder or thereunder, nor the consummation of any of the transactions contemplated hereby or thereby will (i) conflict with the Company's Certificate of Incorporation or By-laws or (ii) conflict with or result in a breach of, or constitute a default under, or result in the creation or imposition of, any Lien upon any of the Company's or its Subsidiaries' property or assets under (A) any indenture, mortgage, deed of trust or other instrument or agreement to which the Company or its Subsidiaries may be or become bound or to which any of the Company's property or assets may be or become subject or (B) any applicable law, rule, regulation, judgment, writ, order or decree of any Governmental Authority having jurisdiction over the Company's or its Subsidiaries' properties or assets.

           (g) NO CONSENTS REQUIRED. Except as set forth on Schedule 4.1.g, no order, license, consent, authorization or approval of, or exception by, or notice to or registration with, any Governmental Authority or any other Person, and no filing, recording, publication or registration of any kind, other than those which shall have been obtained or given at or prior to such Closing, is necessary or advisable in connection with the execution, delivery and performance by the Company of this Agreement or the Registration Rights Agreement or for the legality, validity, binding effect or enforceability thereof.

           (h) COMPLIANCE WITH LAWS. Except as set forth in Schedule 4.1.h, neither the Company nor any of its Subsidiaries is in violation of any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, which violation would have a Material Adverse Effect and no such violation has been alleged and the Company and the Subsidiaries (i) have filed in a timely manner all reports, documents and other materials required to be filed by it with any Governmental Authority and the information contained in each of such filings is true, correct and complete in all material respects, except where failure to make such filings would not have a Material Adverse Effect and (ii) have retained all records and documentary evidence required to be retained by it pursuant to any law, ordinance, rule, regulation, order, policy, guideline or other requirement of any Governmental Authority, except where failure to retain such records would not have a Material Adverse Effect.

           (i) SEC REPORTS. The Company has furnished to Investor copies of its Annual Report for the fiscal year ended December 31, 1995, its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, two Form 10-C reports with regard to events in February, 1996, its definitive proxy statement for the 1996 annual meeting of stockholders and a Form S-3 registration statement covering the proposed sale by stockholders of the Company of an aggregate of 1,590,000 shares of common stock of the Company, each filed with the SEC (all of such documents being collectively called the "SEC Documents") each as filed with the SEC. The SEC Documents constitute all of the documents that the Company was required to file with the SEC and those which it filed, between December 31, 1995, and the date hereof. Each of the SEC Documents has been duly filed and when filed was in compliance in all material respects with the requirements of the Securities Exchange Act of 1934, to the extent applicable, the Securities Act of 1933, as amended, and the applicable rules and regulations of the SEC, except as set forth in Schedule 4.1.h. At the time each of the SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any SEC Documents has been revised or superseded by a later filed SEC Document, none of the SEC Documents currently contains any untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary in order to make the statements made therein. not misleading.

           (j) NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, there has been no adverse change in the Company s financial condition, business, operations or properties which would have a Material Adverse Effect, except as disclosed in this Agreement or in a Schedule hereto.

           (k) LITIGATION AND ADVERSE FACTS. Except as set forth on Schedule 4.1.k, there is no action, suit, proceeding, investigation or administrative proceeding or arbitration by any Governmental Authority or other Person (including, without limitation, derivative actions) pending or known by the Company to be threatened with respect to the Company or any of its Subsidiaries or assets of any of the foregoing or any of the stock purchase transactions contemplated hereby as to which there is a probable likelihood of a Material Adverse Effect.

           (l) EXEMPTION FROM FEDERAL AND STATE SECURITIES LAWS. Based upon the representations of the Investor, the offer, sale and issuance of the Shares to be issued at the Closing are exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, are exempt from the qualification provisions of the state securities laws of the State of Illinois (the "Blue Sky Laws") by virtue of sections 4C, 4G and 4Q thereof, and assuming no change in the Securities Act or Blue Sky Laws between the date hereof and the date of the Second Closing, the issuance and sale of those Shares which may be issued at the Second Closing shall also be exempt from the Securities Act and such Blue Sky Laws under such sections.

           (m) ABSENCE OF DEFAULT ON MATERIAL CONTRACTS. Neither the Company nor its Subsidiaries is in material default under any contract or contracts which in the aggregate would have a Material Adverse Effect including, but not limited to, the Collaboration Agreement (with respect to the Second Closing.)

           (n) BROKER'S FEES. No agent, broker, investment banker, Person, or firm acting on behalf of the Company is or will be entitled to any broker's or finder's fee or any other similar commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated herein.
           (o) REGISTRATION RIGHTS. Except as set forth on Schedule 4.1.o, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person other than to Investor.

           (p) COLLABORATION AGREEMENT. With respect to the Second Closing, the Company has met its obligations and is not in default in any material respect under the Collaboration Agreement.

     4.2 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor represents and warrants to the Company that on the date hereof and at each Closing:

           (a) POWER, AUTHORITY AND AUTHORIZATION. The Investor has the necessary corporate authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The Investor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Registration Rights Agreement. This Agreement and the Registration Rights Agreement constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms.

           (b) PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement the Investor hereby confirms, that the Shares will be acquired for investment for the Investor's own account, not as a nominee or agent. and not with a present view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares; provided, however that Investor may transfer the Shares, or any part thereof, subject to the provisions of this Agreement, to any wholly-owned subsidiary, and such transfer shall not be deemed to be a distribution by Investor, or a violation of its representations set forth herein.

           (c) DISCLOSURE OF INFORMATION. Investor believes it received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the acquisition by it of the Shares. Investor represents to the Company that Investor has made its own independent investigation and analysis of the Company, and that in making its decision to purchase the Shares, it has relied in part on that analysis and not solely on the SEC Documents.

           (d) INVESTMENT EXPERIENCE. Investor can bear the economic risk of its investment in the Company and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Investor also represents it has not been organized for the purpose of acquiring the Shares.

           (e) ACCREDITED INVESTOR. Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

           (f) RESTRICTED SECURITIES. Investor understands that the Shares are characterized as "restricted securities" under the Federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

           (g) FURTHER LIMITATIONS ON DISPOSITION. Without in any way limiting the representations set forth above, Investor further agrees not to make any transfer of all or any portion of the Shares (including any transfer to an Affiliate) unless and until:

                 (i) A. Investor shall have notified the Company of the
            proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; B. the transferee shall have agreed in writing for the benefit of the Company to be bound by the provisions of this Agreement applicable to such Shares, and any applicable agreement to which Investor is a party, including, without limitation, the Registration Rights Agreement and C. if reasonably requested by the Company, Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Shares under the Securities Act; or

                 (ii) There is then in effect a Registration Statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

                 (iii) Investor shall have complied with Rule 144 or Rule 144A with respect to such transaction, and shall have furnished the Company with such evidence thereof as the Company shall reasonably require.

           (h) LEGENDS. The certificates evidencing the Shares to be issued at each Closing may bear one or all of the following legends:

                 (i) "The securities represented hereby have not been
            registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged, hypothecated or transferred in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

                 (ii) Any legend which, in the opinion of counsel for the
            Company, is required or appropriate under any state or Federal securities laws, rules or regulations.

           (i) BROKER'S FEES. No agent, broker, investment banker, Person, or firm acting on behalf of the Investor is or will be entitled to any broker's or finder's fee or any other similar commission or similar fee, directly or indirectly, from any of the parties hereto in connection with any of the transactions contemplated herein.


                                  ARTICLE 5.

                                  COVENANTS

     5.1 MAINTAIN EXCHANGE ACT REGISTRATION AND LISTING. At all times when the Investor is holding Shares which it received under this Agreement, the Company shall maintain its registration of such Shares under the Securities Exchange Act of 1934 (the "Exchange Act"), shall make all filings required under the Exchange Act and shall use its best efforts to have the Shares continue to be listed on the NASDAQ national market list, or on some other comparable exchange. The Company shall not voluntarily withdraw its Shares from registration under the Exchange Act or withdraw the Shares from such listing.

     5.2 PERFECT SECURITIES ACT AND BLUE SKY EXEMPTIONS. The Company will make all filings required under the Securities Act and the state securities laws of the State of Illinois, if any, to obtain, secure or perfect applicable exemptions for the issuance of the Shares to be issued at each Closing hereunder.

     5.3 LIMITATION ON OTHER REGISTRATION RIGHTS. The Company will not grant to any Person any registration rights, the effect of which is to restrict, prohibit, limit or make subordinate the registration rights granted to the Investor under the Registration Rights Agreement, except pursuant to the grant of rights to Persons which rights are pari passu with the rights of the Investor, based upon either the total number of shares of common stock owned (including those subject to exercisable warrants or convertible securities) or the number of shares of common stock proposed to be sold by each such party holding registration rights.


                                  ARTICLE 6.

                                MISCELLANEOUS

     6.1 ASSIGNMENTS. The Investor shall not assign this Agreement, or any of its rights hereunder, other than to a party to whom it could assign the Shares directly under Section 4.2.g. Upon any permitted assignment of this Agreement, the Investor and the assignee shall satisfy the requirements of Section 4.2.g, as though such assignment were a direct assignment of the Shares. The assignment of this Agreement shall not release the Investor from its obligations hereunder. The Company shall not assign this Agreement, or any of its rights hereunder.

     6.2 NOTICES. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered personally, transmitted by telecopier (confirmation of receipt by confirmed facsimile transmission being deemed receipt of communication sent by telecopy) or five days after it was sent, by registered letter (or its equivalent) to the party to which it is directed at its address shown below or such other address as such party shall have last given by notice delivered in accordance herewith to the other party:

     (a) If to the Investor, addressed to:

            BIOCHEM PHARMA (INTERNATIONAL) INC.
            275 Armand-Frappier Boulevard
            Laval, Quebec, Canada
            H7V 4A7
            Attention: Mr. Michael Grey
            Telecopier: (514) 978-7767

         With a copy to:

                  BIOCHEM PHARMA INC.
                  at the same address
                  Attention: Mr. Charles Tessier,
                    VP, Legal Affairs and Corporate Secretary
                  Telecopier: (514) 978-7755;

     (b) If to the Company, addressed to:

                  UNIMED PHARMACEUTICALS, INC.
                  2150 East Lake Cook Road
                  Buffalo Grove, Illinois USA 60089-1862
                  Attention: Stephen M. Simes, President & CEO
                  Telecopier: (847) 541 -2533

         with a copy to:

                  Stephen E. Goodman
                  Schwartz & Freeman
                  401 N. Michigan Ave.
                  Suite 1900
                  Chicago IL USA 60611
                  Telecopier: (312) 222-0818

     6.3 EXECUTION IN COUNTERPARTS. This Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     6.4 HEADINGS. The Article, Section and subsection headings are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     6.5 EXHIBIT AND SCHEDULE REFERENCES. Any item or matter disclosed in one Section, Exhibit or Schedule to this Agreement shall be deemed disclosed in any other Section, Exhibit or Schedule where such disclosure is relevant even if there is no express cross-reference, provided that the relevance of the disclosure is reasonably apparent. Disclosure of items that may or may not be required to be disclosed by this Agreement does not mean that such items are material or create a standard of materiality.

     6.6 PUBLICITY. either party wishes to make a public disclosure concerning this Agreement or the terms hereof, the other party shall be provided with an advance copy of the proposed disclosure and shall have three (3) business days within which to approve or disapprove thereof. Absent approval, no public disclosure concerning this Agreement or the terms hereof shall be made by either party, except to the extent required by law or except to the extent that the information to be disclosed has previously been the subject of an approved disclosure.

     6.7 BINDING EFFECT; GOVERNING LAW. This Agreement shall be binding upon and inure to the benefit of the Company and the Investor and their respective successors and assigns. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflicts of laws principles.

     6.8 NO THIRD PARTY BENEFICIARIES. Except as specifically provided in this Agreement, no Person not a party to this Agreement, including any employee of any party to this Agreement, shall have or acquire any rights by reason of this Agreement, nor shall any party hereto have any obligation or liabilities to such other Person solely by reason of this Agreement.

     6.9 SEVERABILITY. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other portion of this Agreement or the remaining portion of the applicable provision.

     6.10 SUBMISSION TO JURISDICTION. The Company and the Investor hereby irrevocably submit to the jurisdiction and exclusive venue of any state or Federal court located in the State of Delaware over any action or proceeding to enforce or defend any right under this Agreement or the Registration Rights Agreement, or under any amendment, instrument, document, or agreement delivered, or that may in the future be delivered, in connection herewith or therewith, and the Company and the Investor hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such state or Federal court. The Company and the Investor hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The Company and the Investor agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Company and the Investor agree not to institute any legal action or proceeding against the Company, the Investor or any of their directors, officers, employees, agents or properties, arising out of or relating to this agreement or any of the documents referred to above, in any court other than one hereinabove specified in this Section 6.10. Nothing in this Section 6.10 shall affect the right of the Company or the Investor to serve legal process in any other manner permitted by law, or the right of the Company or the Investor to bring any action or proceeding against the property of the Company or the Investor in the courts of any other jurisdictions.

     IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their respective officers thereunto duly authorized, as the case may be, as of the date first above written.

     THE COMPANY:

                                           UNIMED PHARMACEUTICALS, INC.,


                                           By:
                                           Name and Title:

                                           INVESTOR:

                                           BIOCHEM PHARMA (INTERNATIONAL) INC.


                                           By:
                                           Name and Title:


                                           By:
                                           Name and Title:

                                   SCHEDULES


Schedule 4.1.b Exceptions to due organization, qualification of Subsidiaries

Schedule 4.1.f Conflicts with corporate documents, loans, etc. resulting from this Agreement

Schedule 4.1.g Consents required

Schedule 4.1.h Violations of law, failure to file reports, failure to retain required records.

Schedule 4.1.m Defaults under contracts.

Schedule 4.1.o Registration rights granted to other parties

                                 SCHEDULE 4.1.B
         EXCEPTIONS TO DUE ORGANIZATION, QUALIFICATION OF SUBSIDIARIES

                                      None

                                 SCHEDULE 4.1.F
 CONFLICTS WITH CORPORATE DOCUMENTS, LOANS, ETC. RESULTING FROM THIS AGREEMENT

                                      None

                                 SCHEDULE 4.1.G
                               CONSENTS REQUIRED

                                      None

                                 SCHEDULE 4.1.H
VIOLATIONS OF LAW, FAILURE TO FILE REPORTS, FAILURE TO RETAIN REQUIRED RECORDS.

The Company failed to file two reports with the Securities and Exchange Commission as required. These reports were two Form 10-C reports, to report an increase of 5% or more of the issued and outstanding common stock of the Company, one of which should have been filed in February 1996. and the other of which should have been filed in March 1996. Those reports have now been filed.

                                 SCHEDULE 4.1.M
                           DEFAULTS UNDER CONTRACTS.

                                      None

                                 SCHEDULE 4.1.O
                  REGISTRATION RIGHTS GRANTED TO OTHER PARTIES

The Company has granted registration rights to John Kapoor and The John N. Kapoor Trust with respect to the shares of common stock. warrants and options held by them.

The Company has issued a warrant to Life Sciences Corporation covering 50,000 shares. This warrant grants to the holder the right to put the warrant to the Company, in which case the Company is required to pay the holder the equity in the Warrant. This put expires in the event that the Company registers the shares subject to the Warrant. The Company has filed a registration statement with the SEC covering the resale of such Shares, which has not become effective.

The Company has granted to Laboratories Besins Iscovesco, S. A. rights to have shares issued to it registered under a Registration Rights Agreement dated as of August 11, 1995.

The Company has granted to a group of investors who purchased an aggregate of 1,400,000 Shares the right to have such shares registered, pursuant to a registration rights agreement dated as of February 29, 1996. The Company has filed a registration statement with the SEC covering such Shares, which has not become effective. The registration of such shares will not terminate the registration rights of the holders of such shares, unless the shares are actually sold pursuant to the registration statement.

The Company has granted to Sunrise Securities Corp. the right to have an aggregate of 140,000 Shares which may be issued to it upon exercise of warrants issued on February 29, 1996. The Company has filed a registration statement with the SEC covering such Shares, which has not become effective. The registration of such shares will not terminate the registration rights of the holders of such shares, unless the shares are actually sold pursuant to the registration statement.